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Exhibit 10.1

FIRST AMENDMENT TO
FIFTH AMENDED AND RESTATED
CREDIT AGREEMENT

Dated as of May 9, 2003

By and Among

Apartment Investment and Management Company,
AIMCO Properties, L.P.,
AIMCO/Bethesda Holdings, Inc., and
NHP Management Company,

as Borrowers,

Bank of America, N.A.,
as Administrative Agent and Letter of Credit Issuing Lender,

and
 Lenders Listed Herein,
as Lenders

FIRST AMENDMENT TO
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

        This FIRST AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is dated as of May 9, 2003 (the "Amendment Effective Date") and entered into by and among APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (the "REIT"), AIMCO PROPERTIES, L.P., a Delaware limited partnership ("AIMCO"), AIMCO/BETHESDA HOLDINGS, INC., a Delaware corporation ("AIMCO/Bethesda") and NHP MANAGEMENT COMPANY, a District of Columbia corporation ("NHP Management") (the REIT, AIMCO, AIMCO/Bethesda and NHP Management collectively referred to herein as "Borrowers"), BANK OF AMERICA, N.A. ("Bank of America"), as Administrative Agent (in such capacity, "Administrative Agent"), and Lenders party hereto, and is made with reference to that certain Fourth Amended and Restated Credit Agreement, dated as of March 11, 2002, as amended to date, including as amended by that certain Fifth Amended and Restated Credit Agreement, dated as of February 14, 2003, by and among Borrowers, each lender from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and Issuing Lender, FLEET NATIONAL BANK, as a Lender and Syndication Agent, and WACHOVIA BANK NA (formerly known as First Union National Bank), as a Lender and Documentation Agent, (the "Credit Agreement") (the Credit Agreement as amended by this Amendment, the "Amended Agreement"). Capitalized terms used in this Amendment shall have the meanings set forth in the Credit Agreement unless otherwise defined herein.

RECITALS

        WHEREAS, Borrowers desire to amend the Credit Agreement as more particularly set forth below;

        WHEREAS, pursuant to the Credit Agreement, the amendment set forth in Section 1.14 hereof, the amendments set forth herein in connection with approving the 2003 Term Loan (as defined herein), and the consent set forth in Section 5.E hereof, requires the consent of all Lenders, and all Lenders hereby consent thereto;

        WHEREAS, pursuant to the Credit Agreement, all other amendments set forth herein require the consent of the Requisite Lenders, and the Requisite Lenders hereby consent thereto;

        NOW, THEREFORE, in consideration of the agreements, provisions and covenants contained herein, the parties agree as follows:

Section 1. AMENDMENTS TO THE CREDIT AGREEMENT

1.1   Amendment to Subsection 1.01: Defined Terms.

        A.    The defined term "Indebtedness" shall be amended by deleting clause (h) thereof in its entirety and replacing it with the following:

          (h)   all obligations (other than, in the case of the REIT, the obligation to acquire Partnership Units in exchange for shares of common Stock of the REIT) to purchase, redeem, or acquire any Stock of such Person or its Affiliates that, by its terms or by the terms of any security into which it is convertible or exchangeable, (x) is, or upon the happening of any event (other than a change of control event as may be set forth in certain securities of the REIT and/or AIMCO and which has not occurred prior to the date of determination hereunder) or the passage of time would be, required to be redeemed or repurchased by such Person or its Affiliates, including at the option of the holder, in whole or in part, or (y) has, or upon the happening of an event (other than the above change of control event as may be set forth in certain securities of the REIT and/or AIMCO and which has not occurred prior to the date of determination hereunder) or passage of time would have, a redemption or similar payment due, in each case of clauses (x) and (y) before the date which is the one (1) year anniversary of the then effective Maturity Date (excluding, however, any such preferred Stock which is convertible only into common Stock of the REIT),

        B.    The defined term "Net Disposition Proceeds" is deleted in its entirety and replaced with the following:

          "Net Disposition Proceeds" means, with respect to any Disposition of any Property (including as a result of casualty or condemnation and any purchase price refund in respect of any acquisition), Subsidiary, Management Entity or material property management contract, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) or Cash Equivalents received from such Disposition (which, in the case of non-wholly owned Persons, shall be limited to the Borrowers', the Guarantors' or any of their Subsidiaries' respective pro-rata share of such Disposition proceeds), net of any bona fide direct costs incurred in connection with such Disposition, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Disposition as a result of any gain recognized in connection with such Disposition and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the Stock or assets in question and that is required to be repaid under the terms thereof as a result of such Disposition.

        C.    The defined term "Net Indebtedness Proceeds" is deleted in its entirety and replaced with the following:

          "Net Indebtedness Proceeds" means, in respect of the incurrence of any Indebtedness (other than Debt Securities, Refinancing Indebtedness, or proceeds of Indebtedness permitted pursuant to Section 7.01) by Borrowers or any of their respective Subsidiaries, the proceeds received in Cash or Cash Equivalents by Borrowers or any of their respective Subsidiaries upon or substantially simultaneously with such incurrence (which, in the case of non-wholly owned Persons, shall be limited to the Borrowers', the Guarantors' or any of their Subsidiaries' respective pro-rata share of such Indebtedness proceeds), net of (a) the direct costs of such Indebtedness then payable by the recipient of such proceeds (excluding amounts payable to Borrowers or any Affiliate of Borrowers) and (b) fees, underwriting discounts, premiums, unpaid accrued interest and other costs and expenses incurred in connection with such.

        D.    The defined term "Net Issuance Proceeds" is deleted in its entirety and replaced with the following:

          "Net Issuance Proceeds" means, in respect of any issuance of Stock or Partnership Units or Debt Securities (other than proceeds of Debt Securities which are Indebtedness permitted pursuant to Section 7.01) by Borrowers or any of their respective Subsidiaries, the proceeds in Cash or Cash Equivalents (or, for purposes of Section 7.14(h), in the case of any issuance of Partnership Units in exchange for Property, the fair market value of the Property so acquired) received by Borrowers or any of their respective Subsidiaries upon or substantially simultaneously with such issuance (which, in the case of non-wholly owned Persons, shall be limited to the Borrowers', the Guarantors' or any of their Subsidiaries' respective pro-rata share of such issuance proceeds), net of (a) the direct costs of such issuance then payable by the recipient of such proceeds (excluding amounts payable to Borrowers or any Affiliate of Borrowers), (b) sales, use and other taxes paid or payable by such recipient as a result thereof, and (c) in the case of the issuance of Indebtedness secured by any Property, the portion of such proceeds used to repay Indebtedness previously incurred and secured by the same Property.

        E.    The defined term "Net Refinancing Proceeds" is deleted in its entirety and replaced with the following:

          "Net Refinancing Proceeds" means the aggregate amount of any Refinancing Indebtedness incurred in excess of the sum of the aggregate principal amount (or if issued with original issue discount, an aggregate issue price) then outstanding of the Indebtedness being refinanced by such Refinancing Indebtedness (including any amounts satisfying AIMCO's obligations under the Contingent Acquisition Note), plus fees, underwriting discounts, premiums, unpaid accrued interest and other costs and expenses incurred in connection with such Refinancing Indebtedness; provided, that, in the case of non-wholly owned Persons, Net Refinancing Proceeds shall be limited to the Borrowers', the Guarantors' or any of their Subsidiaries' respective pro-rata share of such excess Refinancing Indebtedness.

        F.    The defined term "Ordinary Course of Business" is deleted in its entirety and replaced with the following:

          "Ordinary Course of Business" means, in respect of any transaction involving a Person, (i) the ordinary course of such Person's business, substantially as intended to be conducted by any such Person as of the First Amendment Effective Date, and (ii) undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Contractual Obligation of such Person or for purposes of defrauding its creditors; provided, that, with respect to any Person (other than the Borrowers, any Material Entity or any Institutional Joint Venture) which is disposing of all or substantially all of its Property, Ordinary Course of Business shall also include any Disposition consistent with clauses (i) and (ii) above and which is not otherwise in violation of this Agreement and the proceeds thereof are applied as required under this Agreement; provided, further, that in all events the Institutional Joint Ventures described on Schedule 1.01F and similar Institutional Joint Ventures permitted hereunder, shall be deemed to be in the Ordinary Course of Business for all purposes under this Agreement.

        G.    The following defined terms shall be inserted in the correct alphabetical location as follows:

          (i)    "2003 Term Loan" means a term credit facility provided to the Borrowers by a group of financial institutions (which may include some or all of the Lenders) and administered by Bank of America, as administrative agent, in an original principal amount not to exceed $250,000,000. The Net Indebtedness Proceeds of the 2003 Term Loan shall be applied to prepay Loans outstanding under this Agreement (without any corresponding reduction of the Commitments). The collateral for the 2003 Term Loan may consist of Liens on the Pledged Collateral, which Liens shall rank pari passu with the Lenders' Liens on such Pledged Collateral and the lender's Liens on the Casden Pledged Collateral under the Casden Loan Documents. The representations, warranties, covenants, events of default, remedies and other material terms of the 2003 Term Loan shall be substantially similar to the representations, warranties, covenants, events of default, remedies, and other material terms contained in this Agreement. The intercreditor relationship between the lenders under the 2003 Term Loan, the lenders under the Casden Loan and the Lenders shall be governed by an intercreditor agreement which shall be satisfactory to the Administrative Agent and the Requisite Lenders.

          (ii)   "First Amendment Effective Date" means the "Amendment Effective Date" as defined in that certain First Amendment to Fifth Amended and Restated Credit Agreement dated as of May 9, 2003, among Borrowers, Lenders and the Administrative Agent.

          (iii)  "Institutional Joint Venture" means a Permitted Joint Venture which either (a) involves a financial institution or sophisticated investor which is primarily contributing Cash to the Permitted Joint Venture in exchange for equity interests therein and the Borrowers, Guarantors or their Subsidiaries directly or indirectly contributing Property to the Permitted Joint Venture in exchange for equity interests therein, or (b) involves the Borrowers, Guarantors or their Subsidiaries and one or more other Persons and where the Permitted Joint Venture's Organization Documents provide at any time that such other Persons may receive preferential returns or distributions with respect to the assets and/or cash flow of such Permitted Joint Venture, or (c) is set forth on Schedule 1.01F attached hereto. Before (but in no event later than 10 Business Days before) the consummation of the formation of any new Institutional Joint Venture, Borrower shall provide the Administrative Agent with copies of the proposed Organization Documents and promptly after such formation provide Administrative Agent with executed copies of the final Organization Documents. Schedule 1.01F attached hereto sets forth all entities which are Institutional Joint Ventures in existence or in negotiation on the First Amendment Effective Date.

          (iv)  "Permitted Joint Venture" means a joint venture, partnership, limited liability company or other similar arrangement, whether in corporate, partnership or other legal form (i) which is formed by or an interest in which is acquired by any of the Borrowers or its Subsidiaries in the Ordinary Course of Business, (ii) which complies with Section 7.09, and (iii) in which any of the Borrowers' or their Subsidiaries' equity or other beneficial interests is held at all times, directly or indirectly, by a Borrower and/or Guarantor.

          (v)   "Permitted Preferred Stock Redemptions" means the (A) purchase, redemption, retirement or other acquisition for value of any Redeemable Preferred Stock, in an amount up to 100% of the Net Issuance Proceeds from any issuance of common or preferred Stock by the Borrowers, the Guarantors or their Subsidiaries occurring after April 15, 2003 including the transactions set forth on Schedule 1.01G attached hereto, (B) purchase, redemption, retirement or other acquisition for value of any Redeemable Preferred Stock in an amount up to not more than 75% of the Net Disposition Proceeds from Dispositions occurring after April 15, 2003 including the transactions set forth on Schedule 1.01G attached hereto; provided, that, all such purchases or redemptions of Redeemable Preferred Stock under this clause (B) may not exceed $250,000,000 in the aggregate in any one calendar year and $400,000,000 in the aggregate in any two consecutive calendar years, or (c) purchase, redemption, retirement or other acquisition for value of any Redeemable Preferred Stock with Free Corporate Cash Flow.

          (vi)  "Redeemable Preferred Stock" means (i) the preferred Partnership Units and (ii) the preferred Stock, in each case of the Borrowers, the Guarantors or their Subsidiaries which is redeemable in accordance with its terms.

          (vii) "Total Pro Rata NOI" means, for any period, and without double counting any item, the Borrowers', the Guarantors' and their respective downstream Affiliates' pro-rata share of Net Operating Income, including the Borrowers', the Guarantors' and their respective downstream Affiliates' pro-rata share of Net Operating Income from unconsolidated Persons.

          (viii)   "Total Corporate NOI" means, for any period, and without double counting any item, the sum of Net Operating Income of the Borrowers, the Guarantors, their respective Subsidiaries and any Person that owns an apartment Property and in which the Borrowers, the Guarantors or their respective Subsidiaries owns an equity or beneficial interest.

1.2   Amendment to Section 2.06 Prepayments; Mandatory Amortization.

        A.    A new Subsection 2.06(e) shall be added which shall read as follows:

          (e)   Notwithstanding the contrary provisions of this Subsection 2.06, the Borrowers may, in lieu of prepaying the Loans and paying accrued and unpaid interest thereon per Subsections 2.06(b) (iii), (iv), (v) and (vi) hereof, retain any Net Disposition Proceeds, Net Issuance Proceeds, Net Refinancing Proceeds or Net Indebtedness Proceeds, as applicable, upon receipt by the Borrowers, Guarantors or any of their Subsidiaries; provided, that, the Borrowers submit a certificate to Administrative Agent in the form of Exhibit N attached hereto certifying, among other things, that the Borrowers are in compliance with all of the covenants in this Agreement, and that there does not exist any Default or Event of Default immediately before and after the receipt of such proceeds.

1.3   Amendment to Subsection 6.15 Solvency.

        A.    Subsection 6.15 shall be deleted in its entirety and replaced with the following:

          Remain Solvent; provided, that, this Section 6.15 shall apply only to Borrower Parties and any Material Entities.

1.4   Amendment to Subsection 6.16(c) Additional Guarantors.

        A.    Subsection 6.16(c) shall be deleted in its entirety and replaced with the following:

          (c)   Additional Guarantors. Promptly upon (i) the formation by the Borrowers of any Person which is a Material Entity, (ii) any Subsidiary becoming a Material Entity or (iii) the acquisition by the Borrowers of any Subsidiary which constitutes a Material Entity after giving effect to such acquisition, in each case after the Closing Date, Borrowers shall (A) indicate whether such Person is a Revolver Guarantor or a Casden Guarantor, and (B) cause such Person (so long as such Person is not prohibited from doing so by law, Organization Documents or Contractual Obligations not prohibited by this Agreement) to deliver to Administrative Agent for the ratable benefit of the Lenders a guaranty of the Obligations in the form attached hereto as Exhibit H-1 or H-2, as applicable. Concurrently with the delivery of such guaranty, Borrowers shall deliver to Administrative Agent with respect to such Person the same documents and other instruments required to be delivered pursuant to clauses (iii) and (iv) of Section 4.01(a) and an opinion of counsel, in form and substance satisfactory to Administrative Agent. In all events, if all such agreements, documents and other instruments required to be delivered to Administrative Agent pursuant to this Section 6.16(c) have not been delivered prior to the date of the next required Compliance Certificate, then such items shall be delivered collectively at the same time a Compliance Certificate is delivered to Administrative Agent pursuant to Section 6.02(b). Additionally and notwithstanding any provision of this Section 6.16(c) to the contrary, in all events and at all times, Borrowers shall cause the Guarantors and Borrowers to collectively represent not less than 75% of Total Pro Rata NOI for the immediately preceding fiscal quarter.

1.5   Amendment to Subsection 6.17 Unconsolidated Partnership Distributions.

        A.    Subsection 6.17 shall be deleted in its entirety and replaced with the following:

          Use its reasonable best efforts to cause any Person in which any Borrower, any Guarantor or any of their respective Subsidiaries holds an equity interest to make regular distributions of Net Operating Income of such Person, subject to compliance with applicable law and such Person's Organization Documents and in the Ordinary Course of Business.

1.6   Amendment to Subsection 7.01 Indebtedness.

        A.    Subsection 7.01(d) shall be deleted in its entirety and replaced with the following:

          (d)   Indebtedness of Borrowers, the Guarantors and their Subsidiaries (whether secured or unsecured) which is Recourse to Borrowers, the Guarantors or any of their Subsidiaries (but excluding Indebtedness under the Loan Documents and the 2003 Term Loan and the outstanding Indebtedness under the Casden Loan on the First Amendment Effective Date) in an aggregate principal amount not to exceed at any time an amount equal to the sum of (x) $250,000,000, plus (y) while the Lincoln Place Construction Financing is outstanding, the lesser of $151,000,000 or any portion of the Lincoln Place Construction Financing which constitutes Recourse Indebtedness. Such Recourse Indebtedness outstanding on the Closing Date is listed on Schedule 7.01(d);

        B.    Subsection 7.01(n) shall be amended by deleting the word "and" at the end of such subsection.

        C.    Subsection 7.01(o) shall be amended by deleting the period at the end of such subsection and replacing it with "; and".

        D.    A new Subsection 7.01(p) shall be added which shall read as follows:

          (p)   Indebtedness pursuant to the 2003 Term Loan, including any Guaranty Obligations in connection therewith.

1.7   Amendment to Subsection 7.02 Liens and Negative Pledges.

        A.    Subsection 7.02(i) shall be deleted in its entirety and replaced with the following:

          (i)    Liens and Negative Pledges pursuant to (x) the Casden Credit Agreement and the other Casden Loan Documents, including, without limitation, the Liens securing the Contingent Acquisition Note, and (y) the 2003 Term Loan, subject, in the case of clause (y), to the execution of an intercreditor agreement satisfactory to the Administrative Agent and Requisite Lenders; and

        B.    Subsection 7.02(j) shall be deleted in its entirety and replaced with the following:

          (j)    Liens and Negative Pledges (x) pursuant to the Organization Documents of the Institutional Joint Ventures listed on Schedule 1.01F attached hereto and permitted under Section 7.05(f) hereof; provided, that, the Liens and Negative Pledges only encumber or restrict Liens on the Property owned by such Institutional Joint Venture and/or the equity interests in such Institutional Joint Venture; and provided, further, in all cases such equity interests are owned directly or indirectly by a Guarantor and/or Borrower, and (y) pursuant to customary provisions in the Organization Documents of any other Permitted Joint Venture; provided, that, the Liens only encumber the Property owned by such Permitted Joint Venture and the Negative Pledges only restrict Liens on the Property owned by such Permitted Joint Venture and the transferability of the managing member or general partner interest in such Permitted Joint Venture.

1.8   Amendment to Subsection 7.03(c) Fundamental Changes.

        A.    Subsection 7.03(c) shall be deleted in its entirety and replaced with the following:

          (c)   Issue any preferred Stock or preferred Partnership Units; provided, however, the REIT or any of its Subsidiaries may issue preferred Stock and/or preferred Partnership Units so long as (i) if such preferred Stock or preferred Partnership Units has any mandatory redemption feature or has a redemption feature which is exercisable at the option of the holder thereof (other than a change of control put feature), then the face amount of such preferred Stock or preferred Partnership Units shall be deemed Unsecured Debt for all purposes of this Agreement; and (ii) any distributions with respect thereto shall comply with the provisions of this Agreement (including, without limitation, Section 7.07).

1.9   Amendment to Subsection 7.05(f) Investments.

        A.    Subsection 7.05(f) shall be deleted in its entirety and replaced with the following:

          (f)    Investments in multi-family apartment projects (including those with de minimis commercial aspects) in fee simple or leasehold interests therein or partnership, joint venture interests or other Investments (including capital contributions or partner loans) in Persons that own, directly or indirectly, multi-family apartment projects

  (including those with de minimis commercial aspects); provided, however, Investments in Institutional Joint Ventures in addition to those listed on Schedule 1.01G shall not be permitted if and to extent any such additional Institutional Joint Venture causes or is expected to cause all Institutional Joint Ventures to generate more than 15% of Total Corporate NOI;

1.10 Amendment to Subsection 7.07(a) Restricted Payments.

        A.    Subsection 7.07(a) shall be deleted in its entirety and replaced with the following:

          (a)   (i) Declare or make any Restricted Payment or any distribution of any Properties (including cash, rights, obligations, partnership interests or Partnership Units, on account of any partnership interests, Partnership Units or Stock) to any Person (other than Borrowers or a Wholly-Owned Subsidiary), or (ii) purchase, redeem or otherwise acquire for value any of its partnership interests, Partnership Units or Stock, now or hereafter outstanding, from any Person (other than Borrowers or a Wholly-Owned Subsidiary) (all of the foregoing set forth in clauses (i) and (ii), collectively, being "distributions"), except for the following: (A) the exchange of common Stock of the REIT for Partnership Units; (B) if no Default or Event of Default exists under Section 8.01(a), (b) or (c) as a result of a breach of Section 7.14, then the Borrowers and all such Subsidiaries may make "distributions" during any four consecutive fiscal quarter period in an amount in the aggregate which does not exceed the greater of (1) (x) 88% of Funds From Operations for each four consecutive fiscal quarter period ending on June 30, 2003, September 30, 2003, December 31, 2003 and March 31, 2004, (y) 85% of Funds From Operations for each four consecutive fiscal quarter period ending on June 30, 2004 and September 30, 2004, or (z) 80% of Funds From Operations for each four consecutive fiscal quarter period ending on the last day of each fiscal quarter thereafter, or (2) such amount as may be necessary to maintain REIT Status ("distributions" under this clause (B) shall not include any "distributions" under clauses (A) or (C)); and (C) that if no Default or Event of Default exists, the Borrowers and all such Subsidiaries may undertake Permitted Preferred Stock Redemptions; provided, that, prior to making any Permitted Preferred Stock Redemptions, Borrowers shall first certify in writing to Administrative Agent (i) that the Net Issuance Proceeds or Net Disposition Proceeds referred to in the definition of "Permitted Preferred Stock Redemptions" have been, or will be, applied as and to the extent required under Section 2.06, and (ii) that the use of funds to make such Permitted Preferred Stock Redemptions shall not cause a Default or an Event of Default under this Agreement; provided, however, that nothing in this Section 7.07 shall prohibit (A) any Borrower or any Subsidiary of Borrower from making tenders for or otherwise acquiring for value any partnership interest, Partnership Units or Stock, now or hereafter outstanding, of any Borrower or any Subsidiary of any Borrower which were not issued by such acquiring Borrower or Subsidiary or (B) any distribution of Property by any Borrower Party, or any Affiliate thereof, in the Ordinary Course of Business and pursuant to such Borrower Party's or Affiliate's Organization Documents, including (x) any distribution of proceeds from Dispositions permitted under Section 7.04, (y) any distribution of proceeds from Dispositions in the Ordinary Course of Business and (z) any distribution by a non-Wholly-Owned Subsidiary to any

  Borrower, any of Borrowers' Subsidiaries or to any other Person holding an equity interest in such non-Wholly-Owned Subsidiary.

1.11 Amendment to Subsection 7.13 Limitations on Upstreaming.

        A.    Subsection 7.13 shall be deleted in its entirety and replaced with the following:

        7.13    Limitations on Upstreaming.

          Agree to any restriction or limitation on the making of Restricted Payments from any Subsidiary of Borrower to a Borrower, the making of any loans or advances to Borrowers or any other Subsidiary of Borrowers, the repayment or prepayment of any Indebtedness owed by any Subsidiary of Borrowers to any Borrower or any other Subsidiary of Borrowers, or the transferring of assets from any Subsidiary of Borrowers to any Borrower or any other Subsidiary of Borrowers, except for such restrictions existing or by reason of (a) any restrictions existing under the Loan Documents or the Casden Loan Documents or any other Indebtedness permitted under Section 7.01 (except as provided in clause (f) below), (b) customary provisions in leases, subleases, licenses and other contracts restricting the assignment thereof, (c) applicable law, (d) Intra-Company Debt, (e) ordinary course restrictions in or contemplated by a Permitted Joint Venture's Organization Documents (subject to Section 6.17), (f) ordinary course restrictions in mortgage loan documents evidencing Indebtedness permitted under Section 7.01 and consisting of, among other things (i) provisions requiring funding and maintaining of reserves, (ii) restrictions on the transfer or assignment of the obligor's real or personal Property, and (iii) limitations on distributions of the obligor's net revenues, or (g) restrictions in contracts for sales or Dispositions of Property permitted hereby; provided, that, such restrictions relate only to the Property being disposed of.

1.12 Amendment to Subsection 7.14 Financial Covenants.

        A.    Subsection 7.14 shall be amended by adding a new paragraph at the end thereof which shall read as follows:

          Notwithstanding anything to the contrary contained herein, the Borrowers acknowledge and agree that in determining EBITDA and Net Operating Income for the Borrowers and their Subsidiaries, any items of net income (or net loss) on account of the operations of an Institutional Joint Venture shall not be included in the determination of EBITDA and/or Net Operating Income unless the Cash or Cash Equivalents related thereto have been distributed to Borrowers or their Wholly-Owned Subsidiaries which are Guarantors or are otherwise available to be so distributed without restriction, excluding ordinary course restrictions which limit distributions to a quarterly or more frequent basis.

1.13 Amendment to Subsection 7.15 Change in Auditors.

        A.    Subsection 7.15 shall be deleted in its entirety and replaced with the following:

        7.15    Change in Auditors.

          Change the certified public accountants auditing the books of Borrowers without the consent of Requisite Lenders, other than changes to Ernst & Young LLP, PricewaterhouseCoopers LLP and Deloitte & Touche LLP.

1.14 Amendment to Subsection 10.01 Amendments; Consents.

        A.    Subsection 10.01 shall be amended by adding the following paragraph at the end of such subsection:

          Notwithstanding any other provision contained herein to the contrary, any amendments or replacements of the Intercreditor Agreement in accordance with the First Amendment to Fifth Amended and Restated Credit Agreement dated as of the First Amendment Effective Date, among Borrowers, Lenders and the Administrative Agent shall only require the consent of the Administrative Agent and Requisite Lenders.

Section 2. CONDITIONS TO EFFECTIVENESS

        This Amendment shall become effective as of the Amendment Effective Date, at such time that all of the following conditions are satisfied:

        A.    Each Lender shall have executed this Amendment;

        B.    Guarantors and Pledgors have executed this Amendment with respect to Section 5;

        C.    On or before the Amendment Effective Date, Borrowers have paid to Administrative Agent an amendment fee in an aggregate amount equal to the sum of 15 basis points times the Pro Rata Shares of Combined Commitments of each Lender who is party to this Amendment. The amendment fee will be distributed to each Lender who is a party to this Amendment in accordance with the foregoing;

        D.    If required by Administrative Agent, Lenders and their respective counsel shall have received originally executed copies of one or more favorable written opinions of counsel for Borrowers, Guarantors and Pledgors in form and substance satisfactory to Administrative Agent and its counsel, dated as of the Amendment Effective Date, with respect to the validity, binding effect and enforceability of this Amendment, and due authorization, execution and delivery thereof, and as to such other matters as Administrative Agent acting on behalf of Lenders may request;

        E.    Lenders and their respective counsel shall have received executed resolutions from Borrowers, Guarantors and Pledgors authorizing the entry into and performance of this

Amendment and the Credit Agreement as amended, all in form and substance satisfactory to Administrative Agent and its counsel;

        F.    Borrowers shall have paid the fees, costs and expenses of Administrative Agent's counsel in connection with this Amendment; and

        G.    Administrative Agent shall have received evidence satisfactory to it and its counsel that the Casden Agent and the Casden Lenders (i) have modified, or concurrently with the Amendment Effective Date will modify, the Casden Loan and the Casden Credit Agreement in a manner satisfactory to Administrative Agent and the Lenders and Administrative Agent shall have been provided with true, correct and complete copies of the documents effecting such modifications to the Casden Loan and Casden Credit Agreement and (ii) have consented to or waived their right to consent to the Borrowers', Guarantors' and Pledgors' execution and delivery of this Amendment.

Section 3. BORROWERS' REPRESENTATIONS AND WARRANTIES

        In order to induce Requisite Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, Borrowers represent and warrant to each Lender that the following statements are true, correct and complete:

        3.1    Corporate Power and Authority. Borrowers have all requisite power and authority to enter into this Amendment and any other agreements, guaranties or other operative documents to be delivered pursuant to this Amendment, to carry out the transactions contemplated by, and perform their obligations under, the Amended Agreement. Each of the Borrowers, Pledgors and Guarantors is in good standing in the respective states of their organization on the Amendment Effective Date.

        3.2    Authorization of Agreements. The execution and delivery of this Amendment and the performance of the Amended Agreement have been duly authorized by all necessary action on the part of Borrowers and the other parties delivering any of such documents, as the case may be. Except as disclosed on Schedule 3.2, the organizational documents of the Borrowers, Pledgors and Guarantors have not been modified in any material respect since February 14, 2003.

        3.3    No Default. After giving effect to this Amendment, no Default or Event of Default exists under the Credit Agreement as of the Amendment Effective Date. Further, after giving effect to this Amendment, no Default or Event of Default would result under the Amended Agreement from the consummation of this Amendment.

        3.4    No Conflict. The execution, delivery and performance by Borrowers, Pledgors and Guarantors of this Amendment and the performance of the Amended Agreement by Borrowers, Pledgors and Guarantors does not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Borrowers, Pledgors, Guarantors or any of their Subsidiaries, the Organization Documents of Borrowers, Pledgors, Guarantors or any of their Subsidiaries or any order, judgment or decree of any court or other Governmental Authority binding on Borrowers, Pledgors, Guarantors or any of their Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrowers, Pledgors, Guarantors or any of their Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrowers, Pledgors, Guarantors or any of their Subsidiaries not otherwise permitted by the Amended Agreement, or (iv) require any approval of members or stockholders or any approval or consent of any Person under any Contractual Obligation of Borrowers, Pledgors, Guarantors or any of their Subsidiaries, except for such approvals or consents which have been or will be obtained on or before the Amendment Effective Date and such approvals or consents disclosed in writing to Lenders in accordance with Section 5.03 of the Credit Agreement.

        3.5    Governmental Consents. The execution and delivery by Borrowers, Guarantors and Pledgors of this Amendment and the performance by Borrowers, Guarantors and Pledgors under the Amended Agreement does not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

        3.6    Binding Obligation. The Credit Agreement, as amended by this Amendment, has been duly executed and delivered by Borrowers, Pledgors and Guarantors and is enforceable against Borrowers, Pledgors and Guarantors in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

        3.7    Incorporation of Representations and Warranties From Credit Agreement. After giving effect to this Amendment, the representations and warranties contained in Section 5 of the Credit Agreement are and will be true, correct and complete in all material respects on and as of the Amendment Effective Date to the same extent as though made on and as of such date, except representations and warranties solely to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

Section 4. MISCELLANEOUS

4.1   Reference to and Effect on the Credit Agreement and the Other Loan Documents.

        A.    On and after the Amendment Effective Date, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the "Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

        B.    Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

        C.    The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under, the Credit Agreement or any of the other Loan Documents.

        4.2    Fees and Expenses. Borrowers acknowledge that all reasonable costs, fees and expenses incurred by Administrative Agent and its counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of Borrowers. On or before the Amendment Effective Date, Borrowers hereby agree to pay the reasonable fees, cost and expenses of Administrative Agent's counsel in connection with this Amendment.

        4.3    Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

        4.4    Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment shall become effective upon the execution of a counterpart hereof by each Borrower and each Lender, and receipt by Borrowers and Administrative Agent of written, facsimile or telephonic notification of such execution and authorization of delivery thereof.

        4.5    Entire Agreement. This Amendment embodies the entire agreement and understanding among the parties with respect to the amendment to the Credit Agreement, and supersedes all prior agreements and understandings, oral or written, relating thereto.

Section 5. ACKNOWLEDGEMENT AND CONSENT

        A.    Guarantors are party to either (i) that certain Payment Guaranty (Revolver Guarantors) dated as of March 11, 2002, as amended or (ii) that certain Payment Guaranty (Casden Guarantors) dated as of March 11, 2002, as amended, in each case, to the extent amended hereby, pursuant to which Guarantors have guarantied the Obligations. Pledgors are party to that certain Borrowers Pledge Agreement dated as of March 11, 2002, as amended, to the extent amended hereby, pursuant to which Pledgors have pledged the Pledged Collateral as security for the Loan.

        B.    Each Guarantor and each Pledgor hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Amendment and consents to the amendment of the Credit Agreement effected pursuant to this Amendment. Each Guarantor hereby confirms that each Guaranty to which it is a party or otherwise bound, and each Pledgor hereby confirms that the Pledge Agreement to which it is a party or otherwise bound, will continue to guaranty or secure, as the case may be, to the fullest extent possible the payment and performance of all of the "Indebtedness" (as defined in the applicable Guaranty) or the "Secured

Obligations" (as defined in the applicable Pledge Agreement), as the case may be, including without limitation the payment and performance of all such "Indebtedness" or "Secured Obligations", as the case may be, with respect to the Obligations of Borrowers now or hereafter existing under or in respect of the Credit Agreement (as amended hereby) and the Notes defined therein.

        C.    Each Guarantor acknowledges and agrees that any Guaranty to which it is a party or otherwise bound, and each Pledgor acknowledges and aggress that the Pledge Agreement to which it is a party or otherwise bound, shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each Guarantor and each Pledgor represents and warrants that all representations and warranties contained in the Credit Agreement and the Guaranty and/or the Pledge Agreement, as the case may be, to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

        D.    Each Guarantor and each Pledgor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor or such Pledgor, as the case may be, is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor or such Pledgor to any future amendments to the Credit Agreement.

        E.    Each Lender hereby acknowledges that it has received and reviewed the term sheet describing the material terms and provisions of the 2003 Term Loan which is attached hereto as Annex I ("2003 Term Loan Transaction"). Each Lender hereby consents to the 2003 Term Loan Transaction and all of the terms thereof and any modifications, supplements, replacements and/or amendments to the Loan Documents and the Casden Loan Documents which are necessary, in Administrative Agent's reasonable discretion to consummate and close the 2003 Term Loan Transaction other than modifications and/or amendments to any provision of the Credit Agreement that expressly requires the consent or approval of Supermajority Lenders or all Lenders pursuant to Section 10.01 of the Credit Agreement, except for such modifications and/or amendments (i) expressly set forth in this Amendment, (ii) providing that the Lenders' Liens on collateral and their recourse to the Guarantors will be pari passu with the respective Liens and recourse to the guarantors under the Casden Loan and the lenders under the 2003 Term Loan, and (iii) providing that the 2003 Term, Loan Casden Loan and Loans will be cross-defaulted; provided, that, the 2003 Term Loan Transaction closes and funds by no later than one hundred and eighty days after the date hereof and Requisite Lenders consent to such modifications, supplements, replacements and/or amendments, which consent shall not be unreasonably withheld, delayed or conditioned and in no event shall require the payment of any fee, consideration or premium to any Lender.

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  Exhibit 10.1